UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2025

Morgan Stanley

(Exact Name of Registrant

as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____________________________

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MS	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series A, $0.01 par value	MS/PA	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, $0.01 par value	MS/PE	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, $0.01 par value	MS/PF	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, $0.01 par value	MS/PI	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, $0.01 par value	MS/PK	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 4.875% Non-Cumulative Preferred Stock, Series L, $0.01 par value	MS/PL	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 4.250% Non-Cumulative Preferred Stock, Series O, $0.01 par value	MS/PO	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 6.500% Non-Cumulative Preferred Stock, Series P, $0.01 par value	MS/PP	New York Stock Exchange
Depositary Shares, each representing 1/1,000th interest in a share of 6.625% Non-Cumulative Preferred Stock, Series Q, $0.01 par value	MS/PQ	New York Stock Exchange
Global Medium-Term Notes, Series A, Fixed Rate Step-Up Senior Notes Due 2026 of Morgan Stanley Finance LLC (and Registrant’s guarantee with respect thereto)	MS/26C	New York Stock Exchange
Global Medium-Term Notes, Series A, Floating Rate Notes Due 2029 of Morgan Stanley Finance LLC (and Registrant’s guarantee with respect thereto)	MS/29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Morgan Stanley (the "Firm") today announced that the Compensation, Management Development and Succession Committee of the Firm's Board of Directors (the "Compensation Committee") has determined in consultation with the Firm's Board of Directors the 2024 compensation for Edward Pick, Chief Executive Officer of the Firm. Mr. Pick was named Chairman of the Board of Directors effective January 1, 2025.

The Compensation Committee based its decision of Mr. Pick's 2024 compensation on its assessment of his outstanding performance, including the successful completion of the leadership transition and the Firm’s exceptional financial performance. The Committee also noted Mr. Pick’s execution of a clear and consistent long-term strategy focused on driving revenue, strong capital, liquidity and earnings, maintaining expense discipline, investing in risk and controls, and delivering the full, integrated Firm to clients. Mr. Pick did this while upholding the Firm’s commitment to a culture of partnership, rigor and humility and retaining the long-tenured leadership team.

Under Mr. Pick’s leadership, for 2024:

•	The Firm achieved strong financial performance in terms of revenues, net income and earnings per share. Firm net revenues were a record at $61.8 billion (up approximately 14% year over year) with net income applicable to Morgan Stanley of approximately $13.4 billion, and earnings per share of $7.95

•	The Firm delivered pre-tax profit of $17.6 billion (up approximately 49% year-over-year)

•	The Firm reported full year ROTCE of 18.8% and an efficiency ratio of 71%, making progress toward our Firmwide goals

•	The standardized Common Equity Tier 1 Capital Ratio at December 31, 2024 was 15.9%, after accreting $5.6 billion of Common Equity Tier 1 Capital during the year and continuing to grow our dividend

•	The quarterly dividend was increased $0.075 to $0.925 in the third quarter, with total dividends paid in 2024 of $5.7 billion

•	Market cap surpassed $200 billion. The Firm retained its premium valuation and continued to increase returns to shareholders, delivering total shareholder returns of 40%

The Compensation Committee set Mr. Pick's total compensation for 2024 at $34 million. Consistent with previous years’ Chief Executive Officer compensation, 75% of Mr. Pick’s bonus is deferred over three years and is subject to cancellation, 100% of Mr. Pick’s deferred bonus is delivered in the form of equity awards, aligning his compensation with shareholders' interests, and 60% of Mr. Pick’s bonus is delivered in performance-vested equity.

Additional important information about the Registrant's incentive compensation programs and governance, including an explanation of all material elements of the compensation for Mr. Pick and the other named executive officers, will be presented in the Registrant's proxy statement for the 2025 annual meeting of stockholders, expected to be filed with the Securities and Exchange Commission in April 2025.

The information provided herein may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in the Firm's Current Report on Form 8-K dated January 16, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	February 13, 2025	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary